UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2023

JANONE INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-19621	41-1454591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102 Las Vegas, NV 89119
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 702-997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JAN	The NASDAQ Stock Market LLC (The NASDAQ Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K regarding the appointment of Dr. John Bonfiglio as Interim President of JanOne Biotech Holdings Inc. (the “JanOne Biotech”), a wholly-owned subsidiary of JanOne Inc. (the “Company,” “our,” “us,” or “we”), is incorporated by reference herein.

Consulting Arrangement

In connection with Dr. John Bonfiglio’s appointment as the Interim President of JanOne Biotech as an independent consultant, on March 15, 2023, we agreed to the terms of a consulting arrangement (the “Consulting Arrangement”), which the parties expect to be memorialized in a written consulting agreement in the near term.

Dr. Bonfiglio will be paid a monthly retainer fee of $6,000 and will receive reimbursement of all reasonable expenses incurred in performing his duties. He was granted options for the purchase of up to 10,000 shares of our common stock, 5,000 of which vested on March 15, 2023, with the balance vesting ratably on the 15th day of the second-, third-, fourth-, fifth-, and sixth-month anniversaries of his appointment, subject to the terms of our standard stock option grant agreement. Dr. Bonfiglio’s options will expire on the earlier of March 15, 2028, or 90 days following the termination of the Consulting Arrangement, whichever is earlier.

The Consulting Arrangement will terminate on the earliest of (i) September 15, 2023, subject to extension by mutual agreement, (ii) the failure of Dr. Bonfiglio to perform his duties satisfactorily, as determined in the discretion of the Subsidiary, or (iii) upon a material breach of the Consulting Arrangement (or the subsequent consulting agreement) by either Dr. Bonfiglio or us. The Consulting Arrangement may be terminated without cause by either Dr. Bonfiglio or us with 30 days’ advance written notice. The Consulting Arrangement contains (and the Consulting Agreement will contain) customary non-disclosure, non-disparagement, and non-solicitation provisions, as well as customary indemnification provisions.

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the appointment of Dr. John Bonfiglio as Interim President of JanOne Biotech is incorporated by reference herein.

On March 15, 2023, we appointed Dr. John Bonfiglio as the Interim President of JanOne Biotech and approved the compensation arrangement referenced in Item 1.01 above.

Dr. John Bonfiglio, age 68, has over 30 years’ experience in the biotech/pharmaceutical industry, including over 20 years as a C-level executive in the biotechnology industry. He has served as a member of the boards of directors of the Sequella Corporation, a US-based biotechnology company, and Avipero Therapeutics, a breast cancer pharmaceutical research company, since November 2019. From January 2007 to February 2010, Dr. Bonfiglio was the President and Chief Executive Officer of Argos Therapeutics, a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases. From May 2011 to November 2014, he served as the President and Chief Executive Officer of Oragenics Corporation, a development-stage company focused on developing vaccines and novel antibiotics to fight infectious diseases, including coronaviruses and multidrug-resistant organisms. From February 2015 to April 2017, Dr. Bonfiglio was a member of the board of directors of TapImmune, Inc., also serving as its President and Chief Operating Officer from July 2016 to April 2017; in 2018, TapImmune, Inc. merged with Marker Therapeutics, Inc. (Nasdaq: MRKR). From June 2019 to November 2019, he was the Chief Operating Officer of QRONS Corporation, a biotechnology company dedicated to developing, biotech products, treatments, and technologies that create a platform to combat neuronal diseases.

Dr. Bonfiglio received his BS in chemistry from State University of New York (SUNY) at Stony Brook; his MS in synthetic organic chemistry from the University of California at San Diego (UCSD); and his Ph.D. in synthetic organic chemistry from UCSD. In addition, he received his MBA from Pepperdine University.

There are no arrangements or understandings between Dr. Bonfiglio and any other persons, pursuant to which he was selected Interim President of JanOne Biotech. Further, he is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JanOne Inc.

By:	/s/ Tony Isaac
Name: Tony Isaac
Title: President and Chief Executive Officer

Dated: March 21, 2023